As filed with the Securities and Exchange Commission on February 24, 2020
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Corcept Therapeutics Incorporated
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	77-0487658 (IRS Employer Identification Number)

Corcept Therapeutics Incorporated
149 Commonwealth Drive
Menlo Park, California 94025
(Address of Principal Executive Offices including Zip Code)

2012 Incentive Award Plan
(Full Title of the Plan)

Copy to: Alan C. Mendelson, Esq. Kathleen M. Wells, Esq. Brian D. Paulson, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 463-4693
(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
2012 Incentive Award Plan Common Stock, par value $0.001 per share	4,581,942	$13.42	$61,489,661.64	$7,981.36
(1)    Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also automatically cover any additional shares of our common stock which become issuable under our 2012 Incentive Award Plan, which we refer to as our 2012 Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of our common stock.
(2)     This estimate is made pursuant to Rule 457(c) solely for purposes of calculating the registration fee pursuant to Rule 457(h), and is based on a price of $13.42, which represents the average of the high and low prices per share of our common stock as reported on the Nasdaq Capital Market on February 14, 2020.

REGISTRATION OF ADDITIONAL SECURITIES
We filed with the United States Securities and Exchange Commission, or the SEC, on August 13, 2012, a registration statement on Form S-8 (File No. 333-183284) relating to shares of our common stock, par value $0.001 per share, or common stock, to be offered and sold under our 2012 Plan. Pursuant to a registration statement on Form S-8 (File No. 333-187316) filed with the SEC on March 15, 2013, we registered an additional 3,992,570 shares of common stock to be offered and sold under our 2012 Plan. Pursuant to a registration statement on Form S-8 (File No. 333-194663) filed with the SEC on March 18, 2014, we registered an additional 3,993,300 shares of common stock to be offered and sold under our 2012 Plan. Pursuant to a registration statement on Form S-8 (File No. 333-202753) filed with the SEC on March 13, 2015, we registered an additional 4,055,814 shares of common stock to be offered and sold under our 2012 Plan. Pursuant to a registration statement on Form S-8 (File No. 333-210076) filed with the SEC on March 10, 2016, we registered an additional 4,385,685 shares of common stock to be offered and sold under our 2012 Plan. Pursuant to a registration statement on Form S-8 (File No. 333-216658) filed with the SEC on March 13, 2017, we registered an additional 4,508,404 shares of common stock to be offered and sold under our 2012 Plan. Pursuant to a registration statement on Form S-8 (File No. 333-223318) filed with the SEC on February 28, 2018, we registered an additional 4,588,682 shares of common stock to be offered and sold under our 2012 Plan. Pursuant to a registration statement on Form S-8 (File No. 333-229857) filed with the SEC on February 26, 2019, we registered an additional 4,601,212 shares of common stock to be offered and sold under our 2012 Plan. The contents of such registration statements are incorporated by reference in this registration statement. We are hereby registering an additional 4,581,942 shares of our common stock issuable or that may become issuable under our 2012 Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the SEC.
PART II
Information Required in the Registration Statement
Item 3.    Incorporation of Documents by Reference.
The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 24, 2020;

•
The description of our common stock which is contained in Exhibit 4.2 to our Annual Report on Form 10-K filed on February 20, 2020, including any amendment or report filed for the purpose of updating such description; and

•
All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities covered hereby then remaining unsold.

Any information that we later file with the SEC will automatically update and supersede the information and statements contained in a document incorporated or deemed to be incorporated by reference herein. Any such information or statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this registration statement. Under no circumstances will any information filed under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 5.    Interests of Named Experts and Counsel.
The validity of the common stock being offered by this prospectus will be passed upon for us by Latham & Watkins LLP, Menlo Park, California. As of the date of this registration statement, Latham & Watkins LLP and certain attorneys in the firm who have rendered, and will continue to render, legal services to the Company, own shares of our common stock and warrants exercisable for shares of our common stock representing in the aggregate less than one percent of the shares of our common stock outstanding immediately prior to the filing of this registration statement.

Item 6.    Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. Our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws provide that we will indemnify our directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, we have entered into separate indemnification agreements with our directors and executive officers which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). The indemnification provisions in our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws and the indemnification agreements entered into between us and our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. We also intend to maintain director and officer liability insurance, if available on reasonable terms, to insure our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 8.    Exhibits.

Exhibit Number	Description of Document
4.1	Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q filed on August 9, 2012)
4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on February 13, 2017)
4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-112676) filed on February 10, 2004)
4.4	Corcept Therapeutics Incorporated 2012 Incentive Award Plan (incorporated by reference to Appendix A to the registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on May 21, 2012)
4.5
Form of 2012 Incentive Award Plan Stock Option Grant Notice and Agreement (incorporated by reference to Exhibit 4.5 to the registrant’s Registration Statement on Form S-8 (Registration No. 333-229857) filed on February 26, 2019)

5.1	Opinion of Latham & Watkins LLP
23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on the signature page to this registration statement)
Item 9.    Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i. To include any prospectus required by section 10(a)(3) of the Securities Act;
ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§ 230.424(b) of the chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on February 24, 2020.

Corcept Therapeutics Incorporated

By:	/s/ JOSEPH K. BELANOFF, M.D.
Joseph K. Belanoff, M.D. Chief Executive Officer and President (Principal Executive Officer)
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joseph K. Belanoff and G. Charles Robb, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature
/s/ JOSEPH K. BELANOFF, M.D.
Joseph K. Belanoff, M.D.	Chief Executive Officer, President and Director (Principal Executive Officer)	February 24, 2020
/s/ G. CHARLES ROBB
G. Charles Robb	Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	February 24, 2020
/s/ JAMES N. WILSON
James N. Wilson	Director and Chairman of the Board of Directors	February 24, 2020
/s/ G. LEONARD BAKER, JR.
G. Leonard Baker, Jr.	Director	February 24, 2020
/s/ DAVID L. MAHONEY
David L. Mahoney	Director	February 24, 2020
/s/ KIMBERLY PARK
Kimberly Park	Director	February 24, 2020
/s/ DANIEL N. SWISHER, JR.
Daniel N. Swisher, Jr.	Director	February 24, 2020